EXHIBIT 10.1

April 26, 2023

Todd Heavin

Chief Operating Officer

The Shyft Group, Inc.

Dear Todd,

We have recently discussed your consideration of retiring from your position as Chief Operating Officer of The Shyft Group, Inc. (“Shyft”) effective July 31, 2023 (the "Retirement Date"). On behalf of the Shyft leadership team and the Shyft Board of Directors (the “Board”), thank you for the advance notification of your intent to retire, which notice provides ample time to help ensure a smooth organizational transition.

In connection with your intent to retire, we, with the approval of the Board, have agreed as follows:

1.     You will be eligible to receive an annual cash incentive award earned with respect to 2023, if any, based on the prorated portion of the year you were employed and based on actual performance results in accordance with the terms of the Shyft Annual Incentive Compensation Plan ("AIC Plan"); provided that, any earned annual cash incentive award for 2023 will be paid in the ordinary course, notwithstanding your retirement from Shyft prior to the time such payment is payable under the AIC Plan.

2.     In connection with the Retirement Date, you will enter into a consulting agreement, substantially in the form attached as Exhibit A (the "Consulting Agreement"), pursuant to which you will be available to provide consulting services as requested by the CEO. The term of the Consulting Agreement will be for a period of 12 months, from the Retirement Date, subject to the Consulting Agreement’s relevant provisions on early termination by either party (the “Consulting Term”).

3.     Except as provided for under this letter, as of the Retirement Date, you will no longer be eligible for annual cash incentive, bonus, perquisites or other compensation and benefits commensurate with your role as the Chief Operating Officer of Shyft (such as compensation and benefits under the 2016 Shyft Stock Incentive Plan, as amended or amended and restated (the “Stock Incentive Plan”), and AIC Plan), subject to your eligibility as of the Retirement Date for accrued vested benefits under Shyft’s benefit plans, programs or arrangements (including any vested benefits under Shyft’s qualified and nonqualified retirement plans) pursuant to the terms of such plans, programs or arrangements.

The Shyft Executive Severance Plan ("Executive Severance Plan") shall continue to apply to you only until the Retirement Date; upon such date, the terms of this letter shall apply in lieu of the Executive Severance Plan (except that the restrictive covenants shall continue to apply as stated in Section 4(d) below).

Your retirement as described in this letter and any activities set forth in this Section 3 with respect to the period through and including the Retirement Date (or any other reasonably related actions or events) shall not constitute grounds for a termination of employment for "Good Reason" or a "Qualifying Termination" for purposes of the Executive Severance Plan, the Stock Incentive Plan or grants pursuant to any Restricted Stock Units Agreement or Performance Stock Units Agreement, or otherwise, and any action reasonably taken by Shyft in connection with your retirement shall not give rise to a "Good Reason" or "Qualifying Termination" event under any Shyft agreements or policies applicable to you.

4.     With respect to outstanding equity awards granted to you and outstanding as of the Retirement Date that have not yet vested, provided that you remain employed by Shyft as of the Retirement Date, the following shall apply, notwithstanding the terms of the underlying grant agreements or the Executive Severance Plan:

a.

Restricted Stock Units. All grants of service-based restricted stock units ("RSUs") shall continue to vest in their entirety based on the original timing provided for under the applicable RSU award agreement and be paid to you in common stock at the time that they would have been paid had you remained in continuous employment with Shyft.

b.

Performance Stock Units. All grants of performance-based restricted stock units ("PSUs") shall continue to vest on a pro-rata basis through the Retirement Date, with the actual payout for the performance period determined based on the actual level of attainment of the applicable performance goals; such awards shall be paid to you in common stock at the time that they would have been paid had you remained in continuous employment with Shyft.

c.

In consideration of the compensation and benefits provided to you in connection with this letter, you agree: (i) to and reaffirm your restrictive covenant obligations as set forth in the Executive Severance Plan; and (ii) and acknowledge that such restrictive covenant obligations shall remain in full force and effect in accordance with its terms. Your duties of confidentiality (both contractual and common law) to Shyft and its subsidiaries will continue to apply after your retirement.

5.    In consideration of the compensation and benefits provided to you in connection with this letter, you agree that (i) after the Retirement Date, you will provide reasonable assistance to Shyft in litigation and regulatory matters that relate to events that occurred during your period of employment with Shyft and its predecessors (in which case you will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Retirement Date), and (ii) and acknowledge that any annual cash incentive award for 2023 will be subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time.

6.    Nothing in this letter or otherwise prevents you from providing, without prior notice to Shyft, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Shyft policy or individual agreement between Shyft and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding Shyft’s past or future conduct, aging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Shyft nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

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Todd, on behalf of the management team and Board, thank you again for your excellent contributions to Shyft. We look forward to continuing our relationship under the Consulting Agreement past the Retirement Date. Please acknowledge your understanding and recognition of the terms of this letter by signing in the space provided below and returning a signed copy to me.

Very truly yours, /s/ Daryl Adams _________________________ Daryl Adams The Shyft Group, Inc. Board Member, President, and CEO

Acknowledged and Agreed

       /s/ Todd Heavin

Todd Heavin

Date: April 26, 2023

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of the date of the last signature to this Agreement and effective as of August 1, 2023 (the “Effective Date”), is entered into by and between Todd Heavin (the “Consultant”) and The Shyft Group, Inc. (the “Company”). Each of the Consultant and the Company are hereby a “Party” (and together, the “Parties”).

WHEREAS, the Consultant seeks to provide consulting services to the Company on and after the Effective Date as an independent contractor;

WHEREAS, the Company wishes to benefit from the skills and abilities of the Consultant on and after the Effective Date;

WHEREAS, as of the Effective Date, the Consultant will be a former employee of the Company and is ready and willing to provide consulting services to the Company to; and

WHEREAS, during the period when the Consultant provides such services to the Company, the Consultant will be provided with access to the Company’s trade secrets and confidential information.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.    SERVICES. The Consultant agrees to provide to the Company and its affiliates the consulting services listed on Appendix A attached hereto (the “Services”), on the terms and conditions set forth in this Agreement, during the Term. The term “affiliates” means, with respect to any Party, any entities that directly or indirectly control, are controlled by, or are under the same control as, such Party or any other entities affiliated with such Party or entities. In the provision of the Services, the Consultant shall provide the Services during such hours as may be mutually agreed upon by the Parties, with no implied minimum service requirement. The Consultant shall be solely responsible for, and shall have sole control over, the means, methods, techniques, sequences, and procedures used in providing the Services. The Company shall provide the Consultant with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services, but the Company shall neither have control over nor be responsible for the means, methods, techniques, sequences, or procedures used by the Consultant in performing the Services. The Consultant shall provide the Services in a diligent manner and to the best of the Consultant’s ability, and the Consultant shall promptly and faithfully comply with all lawful and reasonable requests that may be made by the Company. The Services shall be considered provided by the Consultant under, in accordance with, and pursuant to the terms of this Agreement only if and to the extent that the Consultant signs a reasonable release, in favor of the Company and its affiliates, of claims arising on or prior to the execution date of such release (excepting only those reasonable claims to compensation relating to the Consultant’s employment with the Company) (the “Release”) (a) no earlier than the date of the Consultant’s termination of employment with the Company, and (b) no later than twenty-one (21) calendar days following such date, and the Consultant does not revoke the Release.

2.    CONSULTING COMPENSATION. The Company shall compensate the Consultant for the Services on an hourly basis at the hourly rate of $__________, payable for each month during the Term for any Services performed (the “Consulting Compensation”), exclusive of any actual, reasonable, and documented out-of-pocket fees or expenses incurred in connection with providing the Services (“Expenses”). The Consultant shall be responsible for presenting to the Company a written summary of the Services provided, with time recorded in increments of .25 of one hour for all Services performed within a calendar month. The Company shall pay for such Services within thirty (30) days of receipt of such monthly summary. The Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or compensation or benefit plans offered by the Company to its employees.

3.    EXPENSES. The Company agrees to reimburse the Consultant for Expenses. All undisputed Expenses will be paid within thirty (30) days of the Company's receipt of the documents evidencing such Expenses. If any reimbursement provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement shall be subject to the following rules: (a) the amount eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (b) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) the Consultant’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.

4.    WITHHOLDINGS. The Consultant acknowledges that the Consultant will be solely responsible for any taxes that may be imposed on the Consultant as a result of the compensation under this Agreement, including any taxes under Section 409A of the Internal Revenue Code of 1986, as amended. The Consultant also agrees to indemnify the Company and its affiliates to the extent that the Company and/or any of its affiliates incurs any taxes, fees or penalties reasonably related to the provision of such compensation under this Agreement (or any reasonable legal fees reasonably incurred in connection with such incurrence of such taxes, fees or penalties). No amount of the Consulting Compensation will be subject to withholding, and all of the Consulting Compensation will be reported by the Company on a Form 1099. The Company has not made any representations or guarantees regarding the tax result for the Consultant with respect to any income recognized by the Consultant in connection with this Agreement or any amounts payable under this Agreement.

5.    CONFIDENTIALITY. During and following the term of this Agreement, the Consultant will keep confidential all Confidential Information (defined below) of the Company and its affiliates, as applicable, use such Confidential Information solely in connection with providing the Services and not disclose any such Confidential Information to any other person other than the Company and its affiliates, except to the extent disclosure is required by law. “Confidential Information” means all information relating to the business, operations, assets, liabilities, plans, prospects and affairs regarding the Company or its affiliates, that is disclosed to the Consultant, regardless of whether such information is in oral, visual, electronic, written, or other form and whether or not it is identified as “confidential.” Confidential Information does not include any information that is or becomes generally available to the public other than as a result of disclosure by the Consultant or is or becomes available to the Consultant on a non-confidential basis by any person who is not bound by any obligation to keep such information confidential. Further, nothing in this Agreement, nor any Company policy or individual agreement between the Company and the Consultant, prevents the Consultant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (including the Company’s past or future conduct), engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.), or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. The Company will take reasonable steps to provide confidential treatment that is reasonably comparable to that described in this Section 5 for any confidential information of the Consultant that is actually received by the Company.

6.    ADHERENCE TO POLICIES. The Consultant will ensure that the Services are provided in a manner consistent with the Company’s applicable code of ethics applicable to senior officers of the Company (the “Code”) and all applicable Company policies (collectively, such Code, together with the policies, the “Policies”) that are reasonably known to (or should be known to) the Consultant or about which the Consultant is reasonably aware (or should be reasonably aware) as of the Effective Date. The Consultant will disclose to the Company any actual or potential “conflict of interest” (as defined in the Code) that may arise vis-à-vis the Services. The Consultant will comply with reasonable requests by the Company for additional information related to such actual and/or potential conflicts and acknowledges that the Company may seek to mitigate any such actual and/or potential conflict in its sole discretion consistent with the principles set out in the Policies.

7.    INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Consultant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Consultant in respect of any civil, criminal, administrative, investigative, or other proceeding in which the Consultant is involved solely because of the Consultant’s Services provided to the Company or its affiliates on or after the Effective Date (other than any such civil, criminal, administrative, investigative, or other proceedings that relate primarily to any taxes, fees, or penalties reasonably related to the provision of compensation and benefits under this Agreement (or any reasonable legal fees reasonably incurred in connection with such taxes, fees or penalties)). Such indemnification under the first sentence of this paragraph shall be made only if the Consultant: (a) acted honestly and in good faith; and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Consultant had reasonable grounds for believing that its conduct was lawful. Similarly, the Consultant agrees to indemnify and hold harmless the Company and its affiliates from and against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Company and its affiliates in respect of any civil, criminal, administrative, investigative, or other proceeding in which the Company or its affiliates is involved solely because of or related to the Services provided to the Company or its affiliates on or after the Effective Date. Such indemnification under the third sentence of this paragraph shall be made only if the Company and its affiliates: (x) acted honestly and in good faith; and (y) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Company and its affiliates had reasonable grounds for believing that its conduct was lawful.

8.    TERM AND TERMINATION. This Agreement takes effect on August 1, 2023 and shall continue thereafter until July 31, 2024, unless terminated in accordance with the provisions herein (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Company and the Consultant. This Agreement may be terminated (a) by the Company or the Consultant, effective immediately upon written notice to the other Party, if the other Party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within five (5) business days after receipt of written notice of such breach, or (b) by the Consultant within thirty (30) days of written notice to the other Party where there is no material breach of the Agreement, or (c) by the Company where there is no material breach of the Agreement, effective immediately upon payment by the Company or on its behalf of any Consulting Compensation not yet paid to the Consultant for Services performed. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall promptly after such expiration or termination: (x) deliver to the Company all materials, equipment and other property provided for the Consultant’s use by the Company; and (y) deliver to the Company all tangible documents and other media, including any copies containing, reflecting, incorporating or based on Confidential Information.

9.    INDEPENDENT CONTRACTOR. The Consultant is providing the Services pursuant to this Agreement as an independent contractor to the Company, and (as of August 1, 2023) the Consultant is not an employee of the Company or any of its affiliates. The Consultant shall have no authority to enter into contracts or to incur any other legally binding commitment on behalf of the Company, and the Consultant shall not hold itself out or permit itself to be held out as having authority to do or say anything on behalf of the Company. Further, the Consultant will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the Consultant’s termination from all positions with the Company prior to the Effective Date.

10.    INTELLECTUAL PROPERTY. The Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed by the Consultant in any report or otherwise, including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights therein. The Consultant acknowledges and agrees that any and all results and proceeds of the Services that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) are hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any results and proceeds of the Services do not constitute “work made for hire,” the Consultant hereby irrevocably assigns to the Company and its successors and assigns, for no additional consideration, the Consultant’s entire right, title, and interest in and to such results and proceeds and all intellectual property rights therein. The Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to the Consultant by the Company (the “Company Materials”) and all intellectual property rights therein. The Consultant shall have no right or license to reproduce or use any of the Company Materials except solely during the Term to the extent necessary to perform the Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Further, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

11.    MATERIAL BREACH. The Consultant agrees that, in the event of any material breach of Section 4, 5, or 6 of this Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries, and affiliates of the Company (the “Company Entities”) will also be entitled to specific performance of such requirements by the Consultant. No amount owing to the Consultant under this Agreement shall be subject to set-off or reduction by reason of any claims that the Company has or may have against the Consultant. The Consultant will be entitled to recover actual damages if the Company materially breaches this Agreement, including (to the extent material) any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. Failure by either Party to this Agreement to enforce any term or condition of this Agreement at any time shall not preclude such Party from enforcing such term or condition, or any other provision of the Agreement, at a later time.

12.    AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Consultant and the Company. Nothing in this Agreement shall be binding upon the Parties to this Agreement to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

13.    GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, including any claims relating to or arising out of this agreement, shall be governed by and construed in accordance the laws of the State of Michigan without regard to its conflict of laws principles.

14.    COMPLETE AGREEMENT; SURVIVABILITY; OTHER AGREEMENTS. This Agreement (together with a letter agreement between the Consultant and the Company dated April 26, 2023 (the “Letter Agreement”)) embodies the complete agreement and understanding between the Company and the Consultant with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way. The provisions of Sections 4-8 and 10-12 of this Agreement shall remain in full force and effect, as applicable, notwithstanding the expiration or early termination of this Agreement. In the event of litigation between the Company and the Consultant related to this Agreement, the non-prevailing Party shall reimburse the prevailing Party (as determined by the adjudicator) for any costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred by the prevailing Party in connection therewith. In addition, for clarification purposes, in consideration of the compensation and benefits provided to the Consultant in connection with this Agreement and the Letter Agreement, the Consultant agrees to abide by the restrictive covenants set forth in Section 5 of the Company’s Management Severance Plan for a period of 18 months following the termination of the Consultant’s employment with the Company. The Consultant also agrees and understands that the Consultant’s employment with the Company will terminate prior to the Effective Date, and that the Consultant will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor (other than as provided for under this Agreement) or through any third party, and the Company has no obligation to consider the Consultant for any future employment or assignment.

15.    ASSIGNMENT. The Consultant shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time with reasonable notice to Consultant. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and permitted assigns.

16.    NOTICES. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties (at the Company’s principal place of business, as reasonably determined by the Consultant; or at the last known address on file at the Company for the Consultant; or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, facsimile (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving Party has received the Notice; and (b) the Party giving the Notice has complied with the requirements of this Section.

17.    COUNTERPARTS. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

* * * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

The Shyft Group, Inc.

_________________________________

Name:

Title:

Date:

Consultant

_________________________________

Name: Todd Heavin

Date:

APPENDIX A

Services